UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Empery Digital Inc. (Name of Registrant as Specified in its Charter) (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Empery Digital Says It’s Time to Talk About Values – Shareholder Value and the Values of our Company and Directors

Reminds Shareholders that ATG Capital and its Principal have Major Credibility Issues and A Flexible Relationship with the Truth

Notes Not One of ATG’s Nominees Testified That Mr. Gliksberg Wanted “Oversight”

Urges Shareholders to Vote “FOR” All Nine Company Nominees on the WHITE Universal Proxy Card

AUSTIN, Texas – September 21, 2026 – Empery Digital Inc. (NASDAQ: EMPD) (the "Company" or "Empery Digital") today sent a letter to shareholders in connection with its upcoming 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) scheduled to be held on October 14, 2026. Shareholders of record as of the close of business on September 2, 2026, are entitled to vote at the 2026 Annual Meeting.

Dear Fellow Shareholders,

We already know that ATG Capital Opportunities Fund LP (“ATG”) doesn’t have a vision for Empery Digital. ATG’s principal, Gabriel Gliksberg, has admitted as much. ATG has now had several opportunities to explain how ATG and its nominees intend to add value to the Board. It has not done so.

ATG ironically attacks Empery Digital for incurring legal fees in uncovering ATG’s scheme with Woodmont Capital, and in piecing together the documents that Mr. Gliksberg systematically destroyed. It falsely claims that Empery Digital has cost shareholders more than $20 million in defending against ATG’s lawsuit.

ATG knows that Empery Digital’s attorney’s fees in excess of its $5 million retention are covered by insurance and, as a result of being sanctioned by the Delaware Court of Chancery, that ATG will be paying for some of those attorney’s fees itself. But telling you the truth about its situation would not support Mr. Gliksberg’s narrative.

Because Mr. Gliksberg has shown that he will say anything that serves his personal interest, we do not expect that he will tell the truth to shareholders now: that his campaign is centered on the recoupment of his legal fees. Fortunately, you can do the math for yourselves. Mr. Gliksberg invested $20 million of his limited partners’ money in Empery Digital, and spent close to $10 million on legal fees. He has made clear in his own proxy materials that he intends to pursue those fees directly from the Board if his nominees are elected. His interests have nothing to do with oversight of the Board or the future of the Company, it’s all about his fees.

This is typical of ATG and Mr. Gliksberg. In March 2026, prior to the filing of ATG’s complaint, representatives for ATG and Empery Digital engaged in several conversations to explore any potential pathways to resolution. It was made abundantly clear that an offer of a board seat for one of Mr. Gliksberg’s nominees would not resolve whatever dispute Mr. Gliksberg had with the Company. As discovery has shown, that is because Mr. Gliksberg wanted control.

Of course, ATG now vehemently denies any such exchange took place. But Mr. Gliksberg has never hesitated to deny the truth when the truth does not suit his interests. Even the Court recognized this by discrediting Mr. Gliksberg’s testimony as untruthful and by imposing attorney fee sanctions for his ethical misconduct. After a three-day trial, the Court found that:

✓	Mr. Gliksberg’s testimony was “difficult to credit.”
✓	Mr. Gliksberg had “intentional disregard” for the preservation of communications.
✓	Contrary to Mr. Gliksberg’s testimony, his communications with Tice Brown “more likely than not” went “beyond sharing pleasantries and focused on their plans for Empery.”
✓	The text Mr. Gliksberg sent one of his nominees, “Read it now! And then don’t text me about it,” suggested “an intent to conceal coordination.”

Your Board believes the evidence is clear. Mr. Gliksberg has a selective relationship with the truth. We encourage shareholders to read the Court’s supplemental opinion before taking anything Mr. Gliksberg says at face value.

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ATG Capital lacks substantive criticism of the future of the Company and substantive ideas to bring to the table. ATG supports our investment into AI infrastructure, which explains why ATG has no reasonable alternative to offer you, even after spending months delving into the inner workings of the boardroom and discovery materials. Indeed, if you had any question whether Gabi Gliksberg has a plan for the Company, just ask his nominees. We did.

Aaron Morris

Q: "Did Mr. Gliksberg have a specific idea in mind of what he would do with this Company, should he prevail in a shareholder election, that he discussed with you prior to you agreeing to be a nominee?"

A: "No."

Q: "And that you have no idea what Mr. Gliksberg intends to do with this Company, should he be elected to the Board?"

A: "That is correct."

Meredith Kirshenbaum

Q: "When you had this conversation with Mr. Gliksberg, did he discuss with you his plans as a shareholder for Empery Digital?"

A: "He did not."

Q: "And what is your understanding of what that specific strategic direction would be?"

A: "I have no understanding of what that specific strategic direction would be that he would ask the Company to undertake."

Christopher Edward Novak

Q: "Did you discuss with Mr. Gliksberg what he intends to do with Empery Digital if he were to be elected to the Board?"

A: "Never."

Q: "Why does the board need to be replaced?"

A: "I have no opinion. That's for the stockholders to decide."

Ronald H. Davies

Q: "Have you formulated a vision for Empery Digital?"

A: "No."

Q: "Have you formulated a general idea of the direction Empery Digital should take if your nomination is successful?"

A: "No."

James Elbaor

Q: "Did Mr. Gliksberg inform you of his plan for Empery Digital, in the event you would be elected to the board, prior to February 26, 2026?"

A: "No."

Q: "Has Mr. Gliksberg informed you of his plan for Empery Digital since February 26, 2026?" A: "No."

Heather Powers

Q: "Did you develop an understanding of what Mr. Gliksberg's plans were for Empery Digital?"

A: "I did not."

Q: "Did he tell you what your role on the board would entail?"

A: "Not that I remember."

Q: "So you agreed to be on a board that was nominated by a company you did no diligence on for a job you had no information about what it would entail?"

A: "Sounds about right."

Evan Ratner

Q: "Did Mr. Gliksberg share a business plan for EMPD in the event that you would be elected?"

A: "No."

Q: "Did Mr. Gliksberg tell you what your responsibilities would be in managing Empery Digital ifyou were elected?"

A: "No."

Arati Batta

Q: "Do you know why Mr. Gliksberg invested in Empery Digital?"

A: "I have no idea."

Further, there was no mention of the need for additional oversight or enhanced governance at Empery Digital by any of ATG’s eight nominees during dozens of hours of deposition testimony. In fact, the word “oversight” was used only twice in all the hours of testimony, none in relation to providing oversight of Empery Digital or being an Empery Digital board member.

Critically, here is what nominee James Elbaor knew that ATG and Mr. Gliksberg have tried to deny. James Elbaor: “[Tice Brown] and Gabi. It’s a DAT play.  Big discount to mNAV.”

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We wish we could bring you more receipts, but we cannot because Mr. Gliksberg moved his conversations with Mr. Brown onto Signal with auto-delete switched on, “ensuring that their subsequent communications were destroyed.” He used the same auto-deleting settings with his nominees. Given Mr. Gliksberg’s track record, we sincerely doubt he would have deleted communications that paint him and his objectives in a favorable light.

Now let’s talk about the present as we have recently learned that Mr. Gliksberg’s selective relationship with the truth continues behind closed doors.

We understand from shareholders seeking clarification with us that Mr. Gliksberg has criticized the Company based on his lies. We believe it is important to correct the record for all shareholders.

×	ATG False Claim #1: EAM forced the Company to take on salaries of EAM employees that are also employed by the Company.

✓	The Facts: When members joined Empery Digital, it was done on the basis of taking below market salaries, and fully aligning themselves with the long-term interests of shareholders. Compensation at Mr. Lane’s hedge fund for the four members of the Empery Digital team has not changed.

×	ATG False Claim #2: Empery Digital’s payroll increased by at least $1 million as a result.

✓	The Facts: Annual payroll for Empery Digital’s previous executive management was reduced by $825,000, and that payroll reduction more than offset the payroll for the four new employees. This means Empery Digital’s total payroll was actually reduced.

×	ATG False Claim #3: Empery Digital is paying management and performance fees to Hunt Properties, Inc. for its investment in the Midwest data center property.

✓	The Facts: The investment is held through EMHU, LLC. The Operating Agreement was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K on June 30, 2026. Cash distributions are made pro rata. Empery Digital pays no fee of any kind to Hunt Properties, Cardinal Power, LLC, or any of their affiliates in connection with this investment or any other investment.

What is worse is that Mr. Gliksberg knows his statements are categorically false from documents and testimony provided during legal proceedings. Since the facts do not support ATG’s narrative, Mr. Gliksberg appears to be throwing fabricated claims against the wall to see what sticks and hoping no Empery Digital shareholder fact checks him as he tries to take the Company’s money, your money, for his own fees.

Tellingly, Mr. Gliksberg is only making these false claims behind closed doors; not in the solicitation materials ATG files with the Securities and Exchange Commission where he must take legal responsibility for the accuracy of his claims.

We are happy to address Mr. Gliksberg's statements directly. If you have had a conversation with him and want answers, contact the Company at investors@emperydigital.com or our proxy solicitor, Okapi Partners, at info@okapipartners.com or 1-877-839-1065. We will make sure you have the facts. Or, ask Mr. Lane yourself by emailing ryan.lane@emperydigital.com.

We urge you not to let the misdirection sway your vote. Despite all of the distractions that ATG Capital has levied in its bid to get its fees paid, your Board of Directors is laser-focused on how to create returns for all shareholders. Our directors are skilled, qualified and chosen with a complementary set of skills to best represent our shareholders.

Let us show you what we can do.

Very truly yours,

Ryan Lane
Chairman of the Board and Co-Chief Executive Officer

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PROTECT YOUR INVESTMENT. VOTE THE WHITE PROXY CARD TODAY.

Empery Digital urges shareholders to vote “FOR” all nine of the Company’s director nominees, Ryan Lane, John Kim, Ian Read, Matthew Homer, Jonathan Foster, Örn Ólason, Adrian Solgaard, Rohan Chauhan and E. Taylor Robertson, on the WHITE universal proxy card. Please do not return any gold proxy card from ATG. If shareholders have already returned a gold card, they can change their vote by signing, dating and returning the WHITE proxy card today. Only the latest-dated proxy will be counted.

If shareholders have any questions or require assistance with voting their WHITE proxy card, please contact the Company’s proxy solicitation firm, Okapi Partners, at 1-877-839-1065 (Toll-Free) or info@okapipartners.com.

About Empery Digital

Empery Digital is focused on building long-term shareholder value through its disciplined capital allocation strategy. The Company employs a bitcoin treasury strategy and is strategically expanding into AI infrastructure and data center investments, partnering with operators that have decades of real-estate and energy infrastructure development experience to capture growth at the intersection of digital assets and next-generation compute. Empery Digital is committed to transparency, efficiency, and accountability, applying rigorous decision-making to drive sustainable, long-term shareholder value.

Forward-Looking Statements

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “believe,” “continue,” “could,” “expect,” “focus,” “forward,” “future,” “grow” “may,” “plan,” “potential,” “strategy,” “will,” “wish,” “would,” “urge” and other words of similar meaning. These forward-looking statements address various matters, which include, without limitation, statements regarding our strategy, future operations, future financial position, return on investments including, but not limited to, statements relating to: the status of the strategic partnership with Hunt Properties and the Hunt Family and expected benefits therefrom; the signing of the lease and closing of the acquisition of the Midwest facility and the timing regarding the lease execution and closing of the acquisition; the status and conversion of the Midwest facility into a data center; the execution of a definitive triple net lease agreement for the Midwest facility with the same or similar terms to the LOI, the expected total lease payments and returns on investment that may be realized in connection therewith; the development of the campus in West Texas and the timing and returns associated therewith, including the timing of expected first power; the Company’s expectations regarding the reimbursement of expenses incurred in connection with its activist defense matters pursuant to its insurance coverage and ATG’s expectations regarding reimbursement; the status of and ability to resolve the matter with ATG Capital and the continued defense and against litigation brought by ATG Capital; the Company’s bitcoin strategy and statements relating to the Company’s ability to create value for shareholders.

Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include the risks and uncertainties regarding, among other things: our ability to keep pace with new technology and changing market needs; changes in business, market, financial, political and regulatory conditions; reduced demand for data centers or decreases in information technology spending; increased competition or available supply of data center capacity; delays or disruptions in connectivity or availability of power; deterioration in the relationship between the Company and Hunt Properties or CDP, or with potential data center tenants; the significant valuation uncertainty associated with the Company’s data center investments and the Company’s ability to realize a return on such investments; the Company’s limited ability to influence the operations, governance and strategic direction of its minority, non-controlling investments; the ability of CDP and Hunt Properties to negotiate and execute definitive long-term leases on commercially acceptable terms; potential delays or other impediments in the development of proposed data centers; the Company’s operations and business, including the highly volatile nature of the price of Bitcoin and other cryptocurrencies; the Company’s stock price may be highly correlated to the price of the digital assets that it holds; increased competition in the industries in which the Company operates; significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; the treatment of crypto assets for U.S. and foreign tax purpose; the Company’s ability to generate revenues from sales and generate cash from financing of inventory, sale of its products and Bitcoin derivatives; significant decrease in the market value of the Company’s Bitcoin holdings; the Company’s ability to obtain additional financing through equity or debt offerings, obtain borrowings from financing arrangements or generate cash from the sale of Bitcoin and the competitive environment of our business. Other risks and uncertainties include those identified under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2025, (as amended by Form 10-K/A filed with the SEC on April 21, 2026), and in our Quarterly Report on Form 10-Q for the three months ended June 30, 2026, and any subsequent filings with the SEC.

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As a result of these and other factors, we may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. The forward-looking statements reflect our views as of the date hereof. We do not assume and specifically disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Important Additional Information

The Company has filed a definitive proxy statement on Schedule 14A and an accompanying white proxy card. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE 2026 ANNUAL MEETING CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE 2026 ANNUAL MEETING. Stockholders will be able to obtain a free copy of the Company’s definitive proxy statement, accompanying white proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://ir.emperydigital.com/sec-filings/all-sec-filings.

The Company, its directors and certain of its officers and employees are participants in the solicitation of proxies from shareholders in connection with the 2026 Annual Meeting. Information regarding the identity of the participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement.

Empery Digital Contacts

For Sales: sales@emperydigital.com

For Investors: investors@emperydigital.com

For Marketing: marketing@emperydigital.com

For Media: Nicholas Leasure / Jacqueline Zuhse: teamemperydigital@reevemark.com

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